Exhibit 5.1

[Eubelius Letterhead]

25 October 2017

To:	Ablynx NV
Technologiepark 21

9052 Ghent (Zwijnaarde)

(the “Addressee”)

Ladies and Gentlemen,

Ablynx NV – NASDAQ Initial public offering

1	Introduction

We have acted as special Belgian legal counsel to Ablynx NV, a limited liability company incorporated under Belgian law (“naamloze vennootschap”) with registered office at Technologiepark 21, 9052 Ghent (Zwijnaarde), Belgium, registered with the Register of Legal Entities (“Rechtspersonenregister”) under number 0475.295.446 (Ghent) (the “Issuer”) on certain matters of Belgian law in connection with (i) the Company’s registration statement (the “Initial Registration Statement”) on Form F-1 (File No. 333-220763), including the prospectus contained therein (the “Prospectus”), as orginally filed with the United States Securities and Exchange Commission (the “SEC”) on October 2, 2017, as thereafter amended or supplemented (the “Initial Registration Statement”), under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the offering of new ordinary shares (the “New Shares”) in the form of American Depository Shares (“ADSs”) by way of a public offering in the United States of America (the “Public Offering”) and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on October 25, 2017, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), for the purpose of registering additional ordinary shares to be issued by the Company in the Public Offering (the “Additional New Shares”). The Additional New Shares will comprise:

(i)	new ordinary shares with no nominal value per share to be issued on the closing date (the “Closing Date”) by the Company pursuant to a capital increase resolved by the board of directors of the Company on 16 October 2017 (the “Base Shares”); and

(ii)	additional new ordinary shares with no nominal value per share to be issued at the option of the underwriters in order to cover over-allotments (the “Additional Shares”).

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

The opinions in paragraph 5 below are based only on the investigations (referred to under paragraph 3 below) and subject to the limits stated herein.

2	Belgian law

The law covered by this opinion is limited to the laws of the Kingdom of Belgium in effect on the date of this opinion, and as generally interpreted and applied by the Belgian courts as of the same date. We are not generally familiar with laws other than those of the Kingdom of Belgium and nothing herein may be construed as an opinion on matters governed by other laws than those of the Kingdom of Belgium. You should note that Belgian courts are not bound by previous case law. Unless otherwise specifically stated herein, we do not express any opinion on tax law, on public international law or on the rules promulgated under or by any treaty organisation, except insofar as such rules are directly applicable in Belgium, nor do we express any opinion on Belgian or European competition law or US securities laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Belgian law subsequent to today’s date.

As Belgian lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Registration Statement and the Transaction Agreements (as defined below) under any applicable law other than Belgian law and the obligations of the parties thereto, and we have made no investigation of such meaning and purport. Our review of the Registration Statement and the Transaction Agreements, has therefore been limited to the terms of such documents as they appear to us on their face.

In this opinion letter, legal concepts are expressed in English terms. The Belgian legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Belgian legal concepts described by the English terms. As far as the word “non-assessable” used in this opinion letter is concerned, this word has no legal meaning under the laws of Belgium and is used in this opinion letter only to mean that, with respect to the issuance of the Additional New Shares of the Company, (i) the initial purchaser of the Additional New Shares will have no obligation to pay to the Company any additional amount in excess of the subscription price and (ii) the holders of the Additional New Shares will not be liable, solely because of their status as a holder of the Additional New Shares, for additional calls of funds on the Additional New Shares by the Company or its creditors.

3	Scope of inquiry

For the purpose of rendering this opinion, we have examined such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including but not limited to the following documents (the “Documents”):

3.1	a copy of the Form F-1 Registration Statement under the Securities Act of 1933, dated 20 October 2017;

3.2	a copy of the Form F-1 Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, dated 25 October 2017;

3.3	the form of underwriting agreement proposed to be entered into by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Jefferies LLC as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement (the “Underwriting Agreement”);

3.4	the form of deposit agreement to be entered into between the Issuer and JPMorgan Chase Bank, N.A. (the “Depositary”) (the “Deposit Agreement” and together with the Underwriting Agreement, the “Transaction Agreements”);

3.5	a copy of the Issuer’s most recent Dutch co-ordinated articles of association prior to the issuance of the Additional New Shares dated 13 September 2017 (the “Articles of Association”);

3.6	a copy of the minutes of the meetings of the Board of Directors of the Issuer held on 2 October and 16 October 2017;

3.7	a copy of the special report of the Board of Directors of the Issuer prepared in accordance with Article 604 of the Belgian Companies Code dated 25 March 2013;

3.8	a copy of the special report of the Board of Directors of the Issuer prepared in accordance with Article 596 of the Belgian Companies Code dated 16 October 2017 regarding the cancellation of the preferential subscription rights of the existing shareholders in respect of a capital increase in cash of the Issuer (together with the document under 3.4, the “Board Reports”);

3.9	a copy of the special report of the statutory auditor prepared in accordance with Article 596 of the Belgian Companies Code dated 16 October regarding the cancellation of the preferential subscription rights of the existing shareholders in respect of a capital increase in cash of the Issuer;

3.10	a copy of the certificate issued by Notary Delbaere in respect of the meeting of the Board of Directors of the Issuer held on 16 October 2017, deciding, amongst other things, (i) to approve the special report of the Board of Directors of the Issuer prepared in accordance with Article 596 of the Belgian Companies Code, (ii) to increase the capital of the Issuer through the issuance of the Additional New Shares subject to the condition that applications to purchase, via the Underwriters, for the Additional New Shares are received in the framework of the Public Offering and that the Underwriters in accordance with the terms and conditions of the Underwriting Agreement, subscribe for the capital increase for the account of the investors and (v) to delegate to an IPO Committee, the power to resolve upon (amongst other things) the issue price, offering period, etc. and (vi) to delegate to each director of the Company, each acting alone, the power to (a) in one or more times, determine the realisation of the capital increase before a notary in accordance with Article 589 juncto 590 BCC, with issue premium (as well as to determine how such amounts shall be booked, including the distinction between capital and issue premium, whether or not with deduction of an amount to cover costs in respect of the Global Offering) and (b) determine, as the case may be, that the capital increase was not fully subscribed for and to increase the Company’s share capital with the aggregate amount of the subscriptions;

3.11	a copy of the draft of the resolutions of the IPO Committee determining, amongst other things, the final amount of the capital increase, the final issue price of the Additional New Shares and the time of realization of the capital increase;

3.12	a certificate from the clerk of the Commercial Court of Ghent 9 (division Ghent) dated 20 October 2017 relating to the Issuer, stating that, on such date, the Issuer has not been declared bankrupt, and has not filed an application for a judicial reorganisation (“gerechtelijke reorganisatie”) (the “Certificate of Non-Bankruptcy”);

3.13	a draft of the notarial deed relating to the acknowledgement, by one or more directors of the Issuer acting together, of the subscription for the Additional New Shares and the realisation of the capital increase through the issuance of Additional New Shares;

(resolutions recorded in the documents referred to under 3.5 and 3.10 are herein referred to as the “Resolutions”; the Resolutions under 3.9 and 3.11herein are referred to as the “Notary Resolutions”)

3.14	a search of the publications of the Issuer in the Annexes to the Belgian Official Gazette (“Belgisch Staatsblad”) until, but not including the date of this letter;

3.14.1	for the purpose of supporting the assumption under paragraph 4 below in relation to the Issuer;

3.14.2	in respect of transactions in the context of the authorized capital of the Company;

3.15	such other publicly available documents as we deemed necessary or useful for the delivery of this letter.

4	Assumptions

We have not made any independent review or investigation of factual matters, such as, without limitation, the commercial organization, assets, business or affairs of the Issuer (including its compliance with the agreements to which it is a party) and we do not give any opinion on these matters, nor do we opine on the accuracy of representations and warranties contained in documents reviewed by us. We have examined originals or electronic copies of all documents mentioned under paragraph 3 above as executed by the parties thereto (in respect of documents that are not drafts), and we have assumed, in respect of electronic copies, the conformity thereof to the originals and, in respect of all executed documents (whether originals or electronic copies) the genuineness of all signatures. We have, as the case may be, assumed that the documents mentioned under paragraph 3 above have been executed by the persons whose names are indicated thereon as being the names of the signatories or, if such names are not indicated, by the persons authorised to execute such documents, and we have assumed the legal capacity (“bekwaamheid”) of all natural persons executing such documents. We have also assumed that the documents mentioned in paragraph 3 above are accurate, complete and authentic and that they have not been, and will not be, amended, annulled, revoked or terminated since the date of which they speak (it being understood that we have not been informed that any documents mentioned in paragraph 3 above have been amended, annulled, revoked or terminated since the date of which they speak).

In preparing this letter, we have also assumed, without any investigation, that:

(a)	the Registration Statement has become effective, in the form referred to in this opinion letter;

(b)	the Documents have been duly (or will be duly) executed on behalf of any party thereto other than the Company and constitute (or will constitute) under any applicable law other than Belgian law, the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms;

(c)	the Documents examined by us in draft form have been, and for those that have not been executed yet, will be, executed in an identical form on or before the delivery of the Additional New Shares to the Underwriters under the Underwriting Agreement;

(d)	the Public Offering has been conducted in compliance with the conditions as stated in the Registration Statement, the Underwriting Agreement (including the selling restrictions) and the Board Reports; any stabilization activities will take place in compliance with the safe harbour rules set forth in Articles 5 to 8 of EU Delegated Regulation 2016/1052 of 8 March 2016 supplementing EU Regulation 596/2014;

(e)	publication of the deeds recording the resolutions taken by the board of directors of the Issuer or its proxy holders will take place in accordance with all applicable regulations;

(f)	the Additional New Shares will be issued at a price established by the board of directors of the Issuer or by its proxy holders in accordance with the powers delegated by the meeting of the Board of Directors of the Issuer held on 16 October 2017;

(g)	the Additional Shares, if issued, will be delivered by the Underwriters to investors in order to cover short positions of the Underwriters following over-allotments made upon allocation of the shares under the Public Offering;

(h)	there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties that would in either case, define, supplement, change or qualify the terms of the Transaction Agreements;

(i)	the entering by the Issuer into the Transaction Agreements is in the corporate interest of the Issuer, and the entering by the parties to the Transaction Agreements other than the Issuer in the Transaction Agreements is in the corporate interest of such parties and done with a view to realizing their corporate purpose and such agreements are entered into for bona fide commercial reasons and without fraudulent intent;

(j)	at the date hereof and until the Closing Date, the Issuer (i) is not in a situation of cessation of payments (“staking van betaling”) as defined in the law of 8 August 1997, (ii) has not been dissolved (“ontbonden”) or liquidated (“vereffend”) nor is a procedure to this effect pending or are there any grounds for the Issuer’s dissolution, (iii) has not entered into or applied for a judicial reorganisation (“gerechtelijke reorganisatie”) pursuant to the law of 31 January 2009 (“Wet betreffende de continuïteit van de ondernemingen”) and (iv) has not made any filing in any jurisdiction for protection against its creditors under whatever form (our search on 20 October 2017 at 8am CEST of the website of the Belgian Official Gazette and the Certificate of Non-Bankruptcy did not reveal anything to the contrary);

(k)

the statements of facts contained in the minutes of meetings, letters, agreements, records and other documents mentioned under paragraph 3 above, are accurate, complete and correctly reflect the resolutions taken by the Board of Directors of the Issuer and all meetings of which minutes are referenced under paragraph 3 are minutes of properly convened and validly held meetings of the relevant corporate bodies on their respective date; the directors who attended (in person of by way of a proxy) and voted at such meetings did not have a conflict of interest within the meaning of Article 523 of the Belgian Companies Code;

(l)	the powers of attorney referenced in paragraph 3.10 have not been and will not be revoked, it being understood that we have obtained a declaration from the Issuer dated the date hereof that such powers of attorney have not been revoked at the date hereof and will not be revoked;

(m)	there is nothing in the laws of any jurisdiction other than Belgium which affects this opinion; and

(n)	there are no facts that have not been disclosed to us which would affect this opinion letter.

5	Opinion

Based on the documents referred to in paragraph 3 and the assumptions set forth in paragraph 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that:

5.1	the Additional New Shares, when duly authorized and sold, issued and paid as contemplated in the Registration Statement, the Transaction Agreements and the Notary Resolutions, will be validly issued, fully paid up and non-assessable.

6	Qualifications

The opinion expressed under paragraph 5 above are subject to the following qualifications:

6.1	We express no opinion on any matter of Belgian law other than the matters expressly mentioned under paragraph 5 above and our expressed opinion therein contained shall not be interpreted to be implied opinions upon any other matter. This letter shall not be construed as containing any opinion (i) on the financial statements, including, without limitation, the notes thereto and supporting schedules and other financial data included in publicly available information, (ii) on tax matters or (iii) on matters of criminal law.

6.2	A power of attorney or mandate can be revoked ad nutum (i.e. without any prior motive or without any reason) by the principal, except if it is limited in time and/or it relates to specific matters, in which case it can be made irrevocable. A power of attorney does not affect the authority of the principal to perform the actions within its scope. Any appointment of an attorney usually terminates upon bankruptcy of the principal. However, some Belgian case law and scholarship accept that a power of attorney survives the bankruptcy of the principal if it has been granted in the common interest of the principal and the attorney or a third party.

General

This letter is exclusively subject to Belgian law (without application of the conflicts of law provisions thereunder) and any matters relating to it shall be of the exclusive jurisdiction of the Dutch speaking courts of Brussels. Nothing in this letter may be construed as expressing an opinion in respect of any information, representation, statement, matter of fact or other element contained in any document or agreement reviewed by us, except as expressly mentioned above.

The opinions and statements herein are rendered as of the date and time of this letter and we assume no obligation to advise you of facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions or statements expressed herein.

This opinion is rendered solely for the information of the Addressee, only in connection with the Public Offering. It may only be relied upon in connection with the Registration Statement by the Addressee and by the purchasers to which the Additional New Shares have been allocated as part of the Public Offering under the express condition of accepting all terms and conditions of this opinion letter. It is not to be transmitted to anyone else, nor is it to be relied upon by anyone else or filed with anyone without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which is part of the Initial Registration Statement incorporated by reference in the Additional Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours sincerely,

/s/ EUBELIUS CVBA

EUBELIUS CVBA